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                                                                     EXHIBIT 5.1


              [WYCHE, BURGESS, FREEMAN & PARHAM, P.A. LETTERHEAD]



                               January 21, 1997





Emergent Group, Inc.
15 South Main Street
Greenville, South Carolina 29601

      RE: Issuance of Common Stock in connection with the Emergent Group, Inc. Employee Stock Purchase Plan

Ladies and Gentlemen:

     You have asked us to render certain opinions with respect to the 200,000 shares of common stock, par value $0.05 per share, (the "Stock") of Emergent Group, Inc. (the "Company") to be issued in connection with the Company's Employee Stock Purchase Plan (the "Plan"), which issuance is being registered with the Securities and Exchange Commission under a Registration Statement on Form S-8 filed pursuant to the Securities Act of 1933, as amended (the "Registration Statement").

     We have examined the Company's Articles of Incorporation, as amended, and the Company's Bylaws, as amended, and reviewed the records of the Company's corporate proceedings. We have made such investigation of law as we have deemed necessary in order to enable us to render this opinion. With respect to matters of fact, we have relied upon information provided to us by the Company and have made no further investigation. With respect to all examined documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, conformed or photostatic copies and the accuracy and completeness of the information contained therein.

     Based on and subject to the foregoing and subject to the comments, limitations and qualifications set forth below, we are of the opinion that the shares of Common Stock to be sold as contemplated in the Registration Statement will, when sold pursuant to the terms of the Plan, be legally and validly issued and fully paid and non-assessable.

     The foregoing opinion is limited to matters governed by the laws of the United States and the State of South Carolina in force on the date of this letter. We express no opinion with regard to any matter which may be (or purports to be) governed by the laws of any other state


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Emergent Group, Inc.
January 21, 1997
Page 2



or jurisdiction. In addition, we express no opinion with respect to any matter arising under or governed by the South Carolina Uniform Securities Act, as amended, or any law respecting disclosure.

     This opinion is rendered as of the date of this letter and applies only to the matters specifically covered by this opinion, and we disclaim any continuing responsibility for matters occurring after the date of this letter.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                Yours truly,

                                WYCHE, BURGESS, FREEMAN & PARHAM, P.A.


                                By: /s/ William P. Crawford, Jr.
                                   ---------------------------------------
                                    William P. Crawford, Jr.